Exhibit 99

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: July 24, 2008

For Release: Immediately
Refer to: (317) 276-5795 — Mark E. Taylor
Lilly Reports Solid Second-Quarter Results
Company reports double-digit sales and earnings growth
Eli Lilly and Company (NYSE: LLY) today announced financial results for the second quarter of 2008.
Second-quarter results are presented on a reported basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all sales and expenses recognized by the company during the period. Year-to-date financial results are presented on both a reported and a pro forma basis. Pro forma results assume the ICOS acquisition was completed January 1, 2007. Pro forma results for the second quarter are not presented because the company completed the ICOS acquisition prior to second quarter of 2007.
Second-Quarter Highlights
•	Sales increased 11 percent, to $5.150 billion.

•	Products launched this decade — Alimta®, Byetta®, Cialis®, Cymbalta®, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® — collectively grew 21 percent, to $1.798 billion, and accounted for 35 percent of total sales, compared with 32 percent of total sales in the second quarter of 2007.

•	Net income and earnings per share grew to $958.8 million and $.88, respectively, compared with second-quarter 2007 net income of $663.6 million and earnings per share of $.61.

Product Sales Highlights

			% Change			% Change
(Dollars in millions)	Second Quarter		Over/(Under)	Year-to-Date		Over/(Under)
	2008	2007	2007	2008	2007	2007

Zyprexa®	$1,239.7	$1,213.0	2%	$2,360.0	$2,321.0	2%
Cymbalta	654.4	519.5	26%	1,259.5	961.3	31%
Gemzar®	440.1	395.6	11%	866.3	772.5	12%
Humalog®	437.9	358.4	22%	845.3	697.9	21%
Cialis[1]	362.2	293.1	24%	699.1	486.1	44%
Evista®	279.8	278.0	1%	540.9	541.8	0%
Humulin®	271.4	242.8	12%	529.1	468.6	13%
Alimta	275.0	207.1	33%	522.1	394.9	32%
Forteo	206.6	177.2	17%	391.5	330.6	18%
Strattera	135.2	142.3	(5)%	283.2	282.2	0%
Total Sales — Reported	$5,150.4	$4,631.0	11%	$9,958.0	$8,857.1	12%
Total Sales — Pro forma	$5,150.4	$4,631.0	11%	$9,958.0	$8,929.8	12%

[1]	The 2007 year-to-date amount for Cialis represents the reported Cialis sales in Lilly’s financial statements and does not include Cialis sales from the joint-venture countries prior to the ICOS acquisition on January 29, 2007. Total worldwide Cialis sales for the first six months of 2007 were $558.8 million, resulting in 2008 year-to-date growth of 25 percent.
Significant Events Over the Last Three Months
•	The U.S. Food and Drug Administration (FDA) extended the review period for the prasugrel New Drug Application (NDA) based on supplemental information provided during the review period. This three-month extension allows the FDA time to complete its review. The new FDA action date for prasugrel is September 26, 2008.

•	The company signed a definitive merger agreement to acquire SGX Pharmaceuticals, Inc. for approximately $64.0 million in cash. SGX is a biotechnology company focused on drug discovery and development in the area of oncology. The transaction is expected to close in the second half of 2008, contingent upon approval by SGX shareholders, clearance under the Hart-Scott-Rodino Antitrust Improvements Act and certain other closing conditions. Upon the closing of the transaction in 2008, Lilly expects to incur a one-time charge to earnings for acquired in-process research and development, but it is premature to estimate what that charge will be.

•	The company entered into a licensing and development agreement with TransPharma Medical Ltd. related to TransPharma’s ViaDerm-hPTH (1-34) product for the treatment of osteoporosis. The product, which is administered transdermally using TransPharma’s proprietary technology, is currently in Phase II clinical testing.

•	The company established an arrangement with TPG-Axon Capital and NovaQuest — the partnering group of Quintiles Transnational — for the Phase III development of the company’s two lead molecules for Alzheimer’s disease. This arrangement provides TPG-Axon and NovaQuest with success-based milestones and royalties in exchange for funding of Phase III clinical trials for the two molecules. The arrangement also closely aligns the parties’ interests to have Quintiles’ experts in this therapeutic category execute Phase III trials with optimal speed. This arrangement will provide Lilly greater flexibility to direct internal resources to advance additional molecules in its pipeline.

•	The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) issued a positive opinion supporting the approval of Cymbalta for the treatment of generalized anxiety disorder (GAD).

•	The FDA approved Cymbalta for the management of fibromyalgia, a chronic widespread pain disorder.

•	The company submitted a supplemental New Drug Application (sNDA) to the FDA seeking approval for a new indication for Cymbalta for the management of chronic pain.

•	The company submitted a complete response to the FDA’s not-approvable decision for Zyprexa long-acting injection.

•	The FDA approved Strattera for maintenance treatment of attention-deficit/hyperactivity disorder (ADHD) in children and adolescents.
“Lilly continued to deliver solid financial results in the second quarter, including double-digit growth in sales and earnings,” commented John Lechleiter, Ph.D., Lilly president and chief executive officer. “Our newer products, including Cymbalta, Cialis, and Alimta continued to perform exceptionally well, while our diabetes care franchise has made good progress. During the quarter, we also remained engaged in business development activities designed to strengthen our R&D capabilities, resulting in both the in-licensing deal with TransPharma and the announced acquisition of SGX Pharmaceuticals.”
Second-Quarter Results
Worldwide sales for the quarter were $5.150 billion, an increase of 11 percent compared with the second quarter of 2007. Exchange rates contributed 6 percent of worldwide sales growth, while sales volume increased 5 percent. Changes in selling prices did not impact overall sales growth.
Gross margin as a percent of sales decreased by 1.7 percentage points, to 76.7 percent. This decrease was primarily due to the impact of foreign exchange rates and the inclusion in cost of sales of asset impairments at certain manufacturing facilities of $57.1 million in the second quarter of 2008, offset in part by manufacturing expenses growing at a slower rate than sales. Without the asset impairments, gross margin as a percent of sales would have decreased by 0.6 percentage points to 77.8 percent.
Marketing, selling and administrative expenses rose 12 percent, to $1.700 billion. This increase was due to the impact of foreign exchange rates, increased marketing expenses (including those for Evista’s new indication for invasive breast cancer risk reduction, marketing costs associated with Cymbalta, and prelaunch expenses for prasugrel), and increased litigation-related expenses. Research and development expenses were $951.5 million, or 18 percent of sales. Compared with the second quarter of 2007, research and development expenses grew 11 percent. This increase was primarily due to a $47.0 million expense for a milestone payment made to MacroGenics, Inc. related to progress in the clinical trials of teplizumab, increased discovery research and late-stage clinical trial costs, offset by lower prasugrel clinical trial costs.
The company recognized a charge of $35.0 million in the second quarter of 2008 for acquired in-process research and development associated with the in-licensing transaction with TransPharma Medical. In the second quarter of 2007, the company recognized a charge of $328.1 million for acquired in-process research and development associated with the acquisitions of Hypnion, Inc. and Ivy Animal Health.

The company recognized restructuring (exit costs) and other special charges of $88.9 million in the second quarter of 2008, primarily associated with previously-announced strategic exit activities related to manufacturing operations.
Other income increased by $30.5 million, to $32.3 million, primarily due to lower interest expense and gains from the sale of securities, offset by lower out-licensing income.
The effective tax rate was 20.5 percent, down from 28.4 percent in the second quarter of 2007. The decline in the effective tax rate is due to the nondeductibility of the in-process research and development charge for the Hypnion acquisition in the second quarter of 2007, and the deductibility of the asset impairment and restructuring charges in the second quarter of 2008.
Net income and earnings per share increased to $958.8 million and $.88, respectively, compared with second-quarter 2007 net income of $663.6 million and earnings per share of $.61.
Second-Quarter Significant Items Affecting Net Income
Net income was affected by significant items totaling $.11 and $.29 for the second quarter of 2008 and the second quarter of 2007, respectively, which are reflected in the company’s financial results and are summarized below and in the table that follows:
2008
•	The company recognized restructuring and other special charges of $88.9 million, primarily associated with previously-announced strategic exit activities related to manufacturing operations, which decreased earnings per share by $.05.

•	The company recognized asset impairments associated with certain manufacturing operations (included in cost of sales) of $57.1 million, which decreased earnings per share by $.04.

•	The company incurred in-process research and development (IPR&D) charges associated with the licensing arrangement with TransPharma Medical Ltd. of $35.0 million, which decreased earnings per share by $.02.

2007
•	The company incurred IPR&D charges associated with the acquisition of Hypnion of $291.1 million and the acquisition of Ivy of $37.0 million, which decreased earnings per share by $.29.

	Second Quarter
	2008	2007	% Growth

E.P.S. (reported)	$.88	$.61	44%
Restructuring charges (included in asset impairments, restructuring and other special charges)	.05	—
Asset impairments (included in cost of sales)	.04	—
In-process research and development charges associated with in-licensing transaction with TransPharma (2008) and acquisitions of Hypnion and Ivy (2007)	.02	.29

Totals	$.99	$.90	10%

Zyprexa
In the second quarter of 2008, Zyprexa sales totaled $1.240 billion, a 2 percent increase compared with the second quarter of 2007. U.S. sales of Zyprexa were essentially flat at $563.6 million. The impact from changes in both net selling prices and volume was negligible. Zyprexa sales in international markets increased 4 percent, to $676.2 million, driven by the favorable impact of foreign exchange rates, partially offset by lower prices and decreased demand. Demand outside the U.S. was unfavorably impacted by generic competition in Canada and Germany, offset by growth in Japan and several European markets.
Cymbalta
For the second quarter of 2008, Cymbalta generated $654.4 million in sales, an increase of 26 percent compared with the second quarter of 2007. U.S. sales of Cymbalta increased 19 percent, to $542.8 million, driven primarily by higher demand. Sales outside the U.S. were $111.5 million, an increase of 80 percent, driven primarily by higher demand and, to a lesser extent, the favorable impact of foreign exchange rates. Higher demand outside the U.S. reflects both increased demand in established markets, as well as recent launches in new markets.

Gemzar
Gemzar sales totaled $440.1 million in the second quarter of 2008, an increase of 11 percent from the second quarter of 2007. Sales in the U.S. increased 11 percent, to $183.3 million, due to increased demand and higher prices, while sales outside the U.S. increased 12 percent, to $256.8 million, as a result of the favorable impact of foreign exchange rates.
Humalog
For the second quarter of 2008, worldwide Humalog sales increased 22 percent, to $437.9 million. Sales in the U.S. increased 17 percent to $249.5 million, driven by higher demand and increased prices. Sales outside the U.S. increased 30 percent to $188.4 million, driven by strong demand and the favorable impact of foreign exchange rates, partially offset by lower prices.
Cialis
Cialis sales for the second quarter of 2008 were $362.2 million, representing growth of 24 percent compared with second-quarter 2007. U.S. sales of Cialis were $128.4 million in the second quarter, a 17 percent increase compared with the second quarter of 2007, driven by higher prices and increased demand. Sales of Cialis outside the U.S. increased 28 percent, to $233.8 million, driven primarily by higher demand and the favorable impact of foreign exchange rates.
Evista
Evista sales were $279.8 million in the second quarter of 2008, a 1 percent increase compared with the second quarter of 2007. U.S. sales of Evista increased 1 percent at $178.3 million, as a result of higher prices, partially offset by lower demand. Sales outside the U.S. were essentially flat at $101.5 million, driven by favorable exchange rates offset by lower prices.
Humulin
Worldwide Humulin sales increased 12 percent in the second quarter of 2008, to $271.4 million. U.S. sales increased 4 percent, to $91.6 million, due to higher prices. Sales outside the U.S. increased 16 percent, to $179.8 million, driven by the favorable impact of foreign exchange rates and increased demand.

Alimta
For the second quarter of 2008, Alimta generated sales of $275.0 million, an increase of 33 percent compared with the second quarter of 2007. U.S. sales of Alimta increased 21 percent, to $129.6 million, due primarily to increased demand, while sales outside the U.S. increased 46 percent, to $145.4 million, due primarily to increased demand and the favorable impact of foreign exchange rates.
Forteo
Second-quarter sales of Forteo were $206.6 million, a 17 percent increase compared with the second quarter of 2007. U.S. sales of Forteo increased 5 percent, to $129.4 million, driven by higher prices partially offset by decreased demand. Sales outside the U.S. grew 44 percent, to $77.1 million, due to higher demand and the favorable impact of foreign exchange rates.
Strattera
During the second quarter of 2008, Strattera generated $135.2 million of sales, a decrease of 5 percent compared with the second quarter of 2007. U.S. sales decreased 13 percent, to $101.4 million, due to a decline in demand. Sales outside the U.S. increased 35 percent, to $33.8 million, due primarily to higher demand and the favorable impact of foreign exchange rates, partially offset by lower prices.
Byetta
Worldwide sales of Byetta were $194.7 million in the second quarter of 2008, a 25 percent increase compared with the second quarter of 2007. U.S. Byetta sales grew 17 percent, to $177.5 million. Byetta sales outside the U.S. were $17.2 million. Lilly reports as revenue its 50 percent share of Byetta’s gross margin in the U.S., 100 percent of Byetta sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the second quarter, Lilly recognized revenue totaling $101.2 million, representing a 27 percent increase compared with the second quarter of 2007.
Animal Health
Worldwide sales of animal health products in the second quarter of 2008 were $254.5 million, an increase of 19 percent compared with the second quarter of 2007. U.S. sales grew 22 percent, to $116.8 million, driven by increased demand, the 2007 launch of ComfortisTM, and the acquisition of Ivy Animal Health, Inc. Sales outside the U.S. grew 16 percent, to $137.7 million, driven by both increased demand and the favorable impact of exchange rates.
Year-to-Date Results
For the first six months of 2008, worldwide reported and pro forma sales increased 12 percent, to $9.958 billion, compared with sales for the same period in 2007. Reported net income and earnings per share were $2.023 billion and $1.85, respectively.
Year-to-Date Significant Items Affecting Net Income
In addition to the second-quarter 2008 and 2007 significant items previously mentioned, net income for the first six months of 2008 and the first six months of 2007 were also affected by significant items occurring in the first quarter of the respective years that are reflected in the company’s financial results and are summarized below and included in the table that follows:
2008
•	The company recognized a discrete income tax benefit of $210.3 million as a result of the resolution of a substantial portion of the IRS audit of its federal income tax returns for years 2001 through 2004, which increased earnings per share by $.19.

•	The company recognized asset impairments, restructuring (exit costs), and other special charges of $145.7 million, primarily associated with certain impairment, termination, and wind-down costs resulting from the termination of the AIR® Insulin program, which decreased earnings per share by $.09.

•	The company incurred IPR&D charges associated with the licensing arrangement with BioMS Medical Corp. of $87.0 million, which decreased earnings per share by $.05.
2007
•	The company incurred IPR&D charges associated with the acquisition of ICOS of $303.5 million and the licensing arrangement with OSI Pharmaceuticals of $25.0 million, which decreased earnings per share by $.29.

•	The company recognized asset impairments, restructuring, and other special charges associated with previously announced decisions affecting manufacturing and research facilities of $123.0 million, which decreased earnings per share by $.08.

	Year-to-date
	2008	2007	% Growth

E.P.S. (reported)	$1.85	$1.08	71%
Asset impairments and restructuring charges (included in asset impairments, restructuring and other special charges)	.14	.08
Asset impairments (included in cost of sales)	.04	—
In-process research and development charges associated with ICOS, Hypnion, and Ivy acquisitions (2007) and in-licensing transactions with BioMS and TransPharma (2008) and OSI (2007)	.07	.58
Benefit from resolution of IRS audit in first quarter of 2008	(.19)	—
Include pro forma as if the ICOS acquisition was completed on January 1, 2007	—	(.01)

Totals	$1.91	$1.73	10%

2008 Financial Guidance
The company’s full-year 2008 reported earnings guidance is now $3.79 to $3.94 per share. The change from earlier guidance of $3.90 to $4.05 per share results from the previously mentioned second-quarter 2008 significant items totaling $.11 per share that are reflected in our financial results. The company’s full-year 2008 earnings per share guidance does not reflect potential charges related to the acquisition of SGX Pharmaceuticals.

2008 Earnings Per Share Expectations:

	2008	2007
	Expectations	Results	% Growth

E.P.S. (reported)	$3.79 to $3.94	$2.71	40% to 45%
Asset impairments and restructuring charges (included in asset impairments, restructuring and other special charges)	.14	.15
Asset impairments (included in cost of sales)	.04	—
Charge for a reduction in expected insurance recoveries	—	.06
In-process research and development charges associated with ICOS, Hypnion, and Ivy acquisitions (2007) and in-licensing transactions with BioMS and TransPharma (2008), and OSI, MacroGenics and Glenmark (2007)
	.07	.63
Benefit from resolution of IRS audit	(.19)	—
Pro forma as if the ICOS acquisition was completed on January 1, 2007	—	(.01)

Totals	$3.85 to $4.00	$3.54	9% to 13%

The company has also revised other aspects of its previously-issued 2008 full-year financial guidance. These revisions are primarily driven by the continued strength of foreign currencies relative to the U.S. Dollar. Stronger foreign currencies result in higher growth rates for the company’s sales, for its marketing, selling and administrative expenses and, to a lesser extent, for its research and development expenses. In addition, in the short-term, stronger foreign currencies result in a decrease to the company’s gross margin as a percent of sales.
Pro forma sales are now expected to grow in the high-single to low-double digits, an increase from the previous guidance of growth in the mid- to high-single digits. Excluding the impact of the second-quarter 2008 asset impairment charges, the company still expects modest improvement in gross margin as a percent of sales. Including the second-quarter 2008 asset impairment charges, the company expects gross margin as a percent of sales to be essentially flat. The sum of marketing, selling and administrative expenses and research and development expenses is now expected to grow in the high-single digits, an increase from the previous guidance of growth in the mid-single digits. Marketing, selling and administrative expenses are now expected to grow in the high-single digits, an increase from the previous guidance of growth in the low-single digits. In addition to the impact of foreign exchange rates, these expenses are now expected to be higher due to increased litigation-related expenses and higher pre-launch investment in prasugrel. The company still expects research and development expenses to grow in the high-single to low-double digits. Other income and deductions are still expected to contribute less than $100 million. Excluding the effect of the resolution of the IRS tax audit in the first quarter of 2008, the effective tax rate is still expected to be approximately 22 percent.
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the second-quarter 2008 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website through August 22, 2008.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations.

Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly’s clinical trial registry is available at www.lillytrials.com.
F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed May 2008. The company undertakes no duty to update forward-looking statements.
#       #       #

Alimta® (pemetrexed, Lilly)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, Lilly)
ComfortisTM (Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Yentreve® (duloxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)
AIR® is a trademark of Alkermes, Inc.

Eli Lilly and Company Employment Information

	June 30, 2008	December 31, 2007

Worldwide Employees	40,100	40,600

Eli Lilly and Company
Operating Results (Unaudited) — REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2008	2007	% Chg.	2008	2007	% Chg.

Net sales	$5,150.4	$4,631.0	11%	$9,958.0	$8,857.1	12%

Cost of sales	1,200.9	998.9	20%	2,312.2	1,921.4	20%
Research and development	951.5	854.4	11%	1,828.6	1,688.6	8%
Marketing, selling and administrative	1,700.1	1,524.7	12%	3,250.6	2,861.5	14%
Acquired in-process research and development	35.0	328.1	NM	122.0	656.6	NM
Asset impairments, restructuring and other special charges	88.9	—	NM	234.6	123.0	NM

Operating income	1,174.0	924.9	NM	2,210.0	1,606.0	NM

Net interest income (expense)	4.7	(8.7)		1.2	(4.7)
Joint-venture income	—	—		—	11.0
Net other income	27.6	10.5		51.4	33.8

Other income	32.3	1.8		52.6	40.1

Income before income taxes	1,206.3	926.7	30%	2,262.6	1,646.1	37%
Income taxes	247.5	263.1	(6)%	239.5	473.8	(49)%

Net income	$958.8	$663.6	44%	$2,023.1	$1,172.3	73%

Earnings per share — basic	$0.88	$0.61	44%	$1.85	$1.08	71%

Earnings per share — diluted	$0.88	$0.61	44%	$1.85	$1.08	71%

Dividends paid per share	$0.47	$0.425	11%	$0.94	$0.85	11%
Weighted-average shares outstanding (thousands) — basic	1,093,778	1,089,610		1,093,831	1,089,680
Weighted-average shares outstanding (thousands) — diluted	1,093,832	1,089,946		1,093,989	1,089,906
N/M — not meaningful

Eli Lilly and Company
Operating Results (Unaudited) — PRO FORMA
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2008	2007(a)	% Chg.	2008	2007(a)	% Chg.

Net sales	$5,150.4	$4,631.0	11%	$9,958.0	$8,929.8	12%

Cost of sales	1,200.9	998.9	20%	2,312.2	1,937.3	19%
Research and development	951.5	854.4	11%	1,828.6	1,700.6	8%
Marketing, selling and administrative	1,700.1	1,524.7	12%	3,250.6	2,897.4	12%
Acquired in-process research and development	35.0	328.1	NM	122.0	656.6	NM
Asset impairments, restructuring and other special charges	88.9	—	NM	234.6	123.0	NM

Operating income	1,174.0	924.9	NM	2,210.0	1,614.9	NM

Net interest income (expense)	4.7	(8.7)		1.2	(17.2)
Joint-venture income	—	—		—	—
Net other income	27.6	10.5		51.4	35.8

Other income	32.3	1.8		52.6	18.6

Income before income taxes	1,206.3	926.7	30%	2,262.6	1,633.5	39%
Income taxes	247.5	263.1	(6)%	239.5	472.7	(49)%

Net income	$958.8	$663.6	44%	$2,023.1	$1,160.8	74%

Earnings per share — basic	$0.88	$0.61	44%	$1.85	$1.07	73%

Earnings per share — diluted	$0.88	$0.61	44%	$1.85	$1.07	73%

Dividends paid per share	$0.47	$0.425	11%	$0.94	$0.85	11%
Weighted-average shares outstanding (thousands) — basic	1,093,778	1,089,610		1,093,831	1,089,680
Weighted-average shares outstanding (thousands) — diluted	1,093,832	1,089,946		1,093,989	1,089,906
N/M — not meaningful
(a)	In accordance with generally accepted accounting principles (GAAP), the 2007 financial statement has been restated assuming the acquisition of ICOS was completed by Lilly effective January 1, 2007.

Eli Lilly and Company
Consolidated Balance Sheet
(Dollars in millions)

	June 30, 2008	December 31, 2007
	(Unaudited)	(Restated)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,868.3	$3,220.5
Short-term investments	2,301.7	1,610.7
Accounts receivable- net of allowances	2,739.0	2,673.9
Other receivables	738.2	1,030.9
Inventories	2,546.4	2,523.7
Deferred income taxes*	622.5	642.8
Prepaid expenses	861.0	613.6

TOTAL CURRENT ASSETS	12,677.1	12,316.1

OTHER ASSETS
Prepaid pension	1,851.5	1,670.5
Investments	1,070.8	577.1
Goodwill and other intangibles net	2,337.4	2,455.4
Sundry*	1,144.7	1,280.6
Property And Equipment-Net	8,670.5	8,575.1

	$27,752.0	$26,874.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings	$68.0	$413.7
Accounts payable	810.7	924.4
Employee compensation	551.5	823.8
Sales rebates and discounts	787.6	706.8
Dividends payable	521.8	513.6
Income taxes payable	504.5	238.4
Other current liabilities*	2,014.7	1,816.1

TOTAL CURRENT LIABILITIES	5,258.8	5,436.8

OTHER LIABILITIES
Long-term Debt	4,545.8	4,593.5
Accrued Retirement Benefit	1,164.7	1,145.1
Long-term income taxes payable	970.3	1,196.7
Deferred Income Taxes	63.1	287.5
Other Non-Current Liabilities*	1,011.3	711.3

	7,755.2	7,934.1

SHAREHOLDERS’ EQUITY
Common stock	711.2	709.5
Additional paid-in capital	3,837.5	3,805.2
Retained earnings*	12,800.4	11,806.7
Employee benefit trust	(2,635.0)	(2,635.0)
Deferred costs — ESOP	(91.0)	(95.2)
Accumulated other comprehensive income (loss)	214.1	13.2

	14,837.2	13,604.4
Less cost of common stock in treasury	99.2	100.5

	14,738.0	13,503.9

	$27,752.0	$26,874.8

*Restatement of Prior Period Financial Statements
During the second quarter of 2008, the company determined that its methodology for calculating its return reserve for future product returns in accordance with SFAS 48, Revenue Recognition When Right of Return Exists, needed to be modified. Using the new methodology, the company’s return reserve was understated by $247.5 million as of December 31, 2007, 2006 and 2005.
The income statement was not adjusted for any of the years or quarters because the company concluded that the amount of the adjustment calculated using the new methodology was not material in any period. The amount of the annual adjustment for 2005, 2006, or 2007 would have been $.01 per share or less. The aggregate income statement impact from December 31, 2004 to December 31, 2007 would have been an additional expense of approximately $35 million on a pre-tax basis (approximately $23 million net of tax). Approximately $8 million of benefit on a pre-tax basis (approximately $5 million net of tax), recognized in the second quarter as a result of a reduction in the return reserve, was related to the first quarter of 2008.
The effect of the restatement on the consolidated balance sheet as of December 31, 2007 is as follows:

(Dollars in millions)
2007	As Reported	Adjustments	As Restated

Current deferred tax asset	$583.6	$59.2	$642.8
Total current assets	$12,256.9	$59.2	$12,316.1
Sundry (long-term deferred tax asset)	$1,252.8	$27.8	$1,280.6
Total other assets	$5,955.8	$27.8	$5,983.6
Total assets	$26,787.8	$87.0	$26,874.8
Other current liabilities	$1,647.6	$168.5	$1,816.1
Total current liabilities	$5,268.3	$168.5	$5,436.8
Other non-current liabilities	$632.3	$79.0	$711.3
Total other non-current liabilities	$7,855.1	$79.0	$7,934.1
Retained earnings	$11,967.2	$(160.5)	$11,806.7
Total stockholders’ equity	$13,664.4	$(160.5)	$13,503.9
Total liabilities and stockholders’ equity	$26,787.8	$87.0	$26,874.8